Exhibit 99.7

CONSENT OF LOUIS C. CAMILLERI

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form F-1 (the “Registration Statement”) of New Business Netherlands N.V. (to be renamed Ferrari N.V. upon completion of the offering) (“Ferrari N.V.”), and any amendments thereto, as a person who is about to become a director on Ferrari N.V.’s Board of Directors following the completion of the offering and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Louis C. Camilleri
Name:	Louis C. Camilleri
Date:	September 23, 2015